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                            SCHEDULE 14A INFORMATION

           PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                                (AMENDMENT NO. )


Filed by the Registrant                           [ ]

Filed by a party other than the Registrant        [X]


     Check the appropriate box:

     [ ]  Preliminary Proxy Statement

     [ ] Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

     [ ]  Definitive Proxy Statement

     [X]  Definitive Additional Materials

     [ ]  Soliciting Material Pursuant  to Section 240.14a-12


                         MORTON'S RESTAURANT GROUP, INC.
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                (Name of Registrant as Specified In Its Charter)

                            BFMA HOLDING CORPORATION
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    (Name of Persons(s) Filing Proxy Statement, if other than the Registrant)



Payment of Filing Fee (Check the appropriate box):

     [X]  No fee required.

     [ ] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.


          (1) Title of each class of securities to which transaction applies:

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          (2) Aggregate number of securities to which transaction applies:

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          (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

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          (4) Proposed maximum aggregate value of transaction:

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          (5) Total fee paid:
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      [ ] Fee paid previously with preliminary materials:
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      [ ] Check box if any part of the fee is offset as provided by
          Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

          (1) Amount Previously Paid:

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          (2) Form, Schedule or Registration Statement No.:

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          (3) Filing Party:

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          (4) Date Filed:

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                            BFMA HOLDING CORPORATION
                         50 EAST SAMPLE ROAD, SUITE 400
                             POMPANO BEACH, FL 33064


                                                                     May 8, 2001

Dear Fellow Shareholder:

         We recently sent you a proxy statement and BLUE proxy card in connection with the upcoming meeting of Morton's shareholders, currently scheduled for this Thursday, May 10, 2001. To protect your investment, we urge you to sign, date and return the enclosed BLUE proxy card TODAY. If you previously voted for management's slate of directors, it is not too late to change. Call Innisfree M&A Incorporated at 1-212-750-8253 for assistance. Vote FOR the BFMA nominees TODAY.

         BFMA is waging this proxy battle to give you - the shareholders - an opportunity to tell management that you want the company put up for sale NOW. The Morton's shareholders should vote FOR the BFMA nominees in order to communicate to management their desire to explore a sale of the company. Despite what management and the board say now, after this election, if Messrs. Bernstein, Baldwin and Castle are re-elected to the board, there will be little else any shareholder could do to influence their behavior. The only leverage that shareholders have now is their right to vote to unseat the incumbent directors. Your vote for the BFMA nominees today will keep the pressure on the incumbent board and force them to act in the interests of the shareholders.

         On May 2, 2001, we sent you a letter setting forth the real issues in this election. Today, we wish to respond to certain misinformation we believe is being spread by Tom Baldwin, Morton's CFO, in management's effort to scare you into voting for its slate of directors. Why Tom Baldwin and not Allen Bernstein, Morton's Chairman and CEO? Apparently, Mr. Bernstein does not speak with any of Morton's shareholders, not even its largest institutional shareholders. This is appalling behavior for the CEO of a public company. Even Jack Welch, Chairman and CEO of General Electric Co., one of the largest companies in the world, speaks with his institutional shareholders. Why is Allen Bernstein hiding from you?

         Meanwhile, Mr. Baldwin has been making some misinformed and deceptive claims about BFMA. These claims did not persuade Institutional Shareholder Services ("ISS"), the nation's leading independent provider of proxy voting and governance advice to major institutional investors. After you read our responses, the claims should not persuade you either.

                ISS SUPPORTS THE BFMA NOMINEES AND THEIR PLATFORM

         On Friday, May 4, ISS issued its report and recommended that shareholders of Morton's vote FOR BFMA's dissident slate of nominees at Morton's annual meeting.

         The ISS recommendation stated: "To ensure that the company will consider a sale in an expedient and fair manner to all shareholders, ISS believes that shareholders should support the dissident slate of nominees." In reaching its conclusion, the ISS report stated, "The critical issue to consider is whether or not management will seriously consider the dissidents' offer or any other offer for the company in a manner befitting the best interests of shareholders. Under BFMA's bid, shareholders would receive at least $28.25 per share, which represents an adequate premium over the company's stock price if the company initiated a process to sell the company. It is indisputable that the board cannot ignore the strategic alternative of selling the company as a means to maximize shareholder value." The ISS report continued, "Given the company's lack of liquidity in its shares, the unimpressive stock performance based on three-year total shareholder returns and the increased competition in the restaurant industry, ISS believes that a potential sale of the company should seriously be considered by the board."

         The ISS report further noted that, ". . . ISS believes the board should have delayed the meeting in light of BFMA's recent bid. Given BFMA's bid, we believe that shareholders should be given the opportunity to evaluate the board's process in evaluating the bid, a possible sale of the company, and the subsequent outcome of the process. ISS believes that the postponement of the meeting would provide shareholders with more information to better assess the board's motives before deciding on which nominees would best serve the interest of all shareholders (emphasis added)." The ISS report further stated the ISS' belief that "the [BFMA] dissidents have a single goal: to maximize shareholder value by exploring a sale of the company to BFMA or the highest bidder."

         ISS issued its report after considering the facts and holding discussions with Tom Baldwin, Morton's CFO, and Mark Weingarten, Morton's General Counsel, and with Barry W. Florescue, the Chairman of the Board and President of BFMA, and his representatives. It is clear that ISS saw the real economic and corporate governance issues in this situation and was not distracted by the misinformation and deceptive claims of Morton's management.

                              BFMA'S OFFER IS REAL

         On May 1, 2001, BFMA sent a letter to Allen Bernstein offering to acquire all of the shares of Morton's at $28.25 per share in cash. What is not "real" about that? BFMA has committed a substantial amount of capital and resources to make it clear to Morton's board and everyone else that it is serious about its desire to acquire the company. To date, BFMA has invested more than $8,000,000 in Morton's stock and expended millions more on commitment fees, legal fees and related expenses in connection with this process. BFMA has committed to provide no less than $20 million of equity to the acquisition and has received a commitment from Icahn Associates Corp., an affiliated entity of Carl C. Icahn, to provide $240 million of bridge financing. This is more than enough capital to consummate the purchase of Morton's at BFMA's offer price. Any claims by Morton's that BFMA's offer is not real are simply excuses. What is clear to us is that neither Mr. Baldwin nor Morton's board wants to acknowledge that BFMA's offer is real. In the week since BFMA made its offer, no one from the company or any of their advisors has returned our repeated telephone calls nor have they contacted BFMA to discuss the offer.

         We understand that Mr. Baldwin claims that BFMA's offer would only be real if BFMA commenced a tender offer. This is disingenuous at best. Morton's has a number of significant anti-takeover devices put in place by management and the board, including a "poison pill," which was implemented without shareholder approval. It makes an acquisition of Morton's by a purchaser not approved by the board practically impossible by permitting the amount of Morton's stock outstanding to be dramatically increased in the face of such a proposed acquisition. As described in Morton's Annual Report on Form 10-K published last month, this "pill" automatically goes into effect "10 days following the commencement or announcement of an intention to make a tender offer or exchange offer, the consummation of which would result in the beneficial ownership by a person or group of 15%" of Morton's stock. In other words, once BFMA or any other would-be purchaser NOT approved by the board merely announced its intention to make a tender offer to acquire Morton's, the poison pill would be triggered. Therefore, even if BFMA commenced a tender offer, the board would still have to approve the transaction in advance. They could still just say "no."

         Given Morton's response to BFMA's initial overtures and the board's recent actions to entrench themselves and management, BFMA does not believe that announcing a tender offer would be effective or prudent. The tender process is expensive and would serve only to reduce the amount BFMA could pay to Morton's shareholders for their shares. This serves the board's interest, not yours.

        BFMA'S COMMITMENT FOR FINANCING FROM ICAHN ASSOCIATES IS CREDIBLE

         BFMA paid Icahn Associates Corp. a $1.5 million commitment fee to obtain a commitment to provide the bridge financing for BFMA's offer. Although this commitment has a few conditions, they are less onerous than conditions typically found in commitment letters furnished by other financing sources. These conditions are reasonable, especially considering the offer was made without the cooperation of Morton's management or the board. We note that the bridge financing will be collateralized not only by the assets of Morton's but also by the stock of BFMA's operating subsidiary Marietta Corporation. Therefore, BFMA is confident that, although the cost of capital for the financing appears expensive and the leverage seems high, BFMA, as a whole, has the wherewithal to comfortably service its debt.

          BFMA IS COMMITTED TO PAYING AT LEAST $28.25 PER SHARE IN CASH

         BFMA has repeatedly stated that it is committed to paying at least $28.25 for each share of Morton's and that it would consider raising its offer if Morton's management and board were able to demonstrate value not apparent from the publicly available information. However, BFMA is not asking you to vote on its offer price today. BFMA is requesting that the company initiate a sale process and that BFMA be given a fair chance to participate in that process. If another bidder emerges to purchase Morton's at a higher price, BFMA will either increase its offer price or be topped. This proxy fight is about the process - not about the price.

         We understand that Mr. Baldwin has alleged that BFMA has a history of bidding high initially and lowering its price later. Let's look at the facts. BFMA has previously made offers to acquire two other public companies: Marietta Corporation and Guest Supply, Inc. BFMA ultimately acquired Marietta and was outbid by a larger public strategic competitor for Guest Supply.

         Let's address Marietta first. During the sale process for Marietta, which took more than one year, the company's operating performance collapsed, with cash flow decreasing more than 35%. Notwithstanding the collapse, BFMA continued with the sale process and, fourteen months later, ultimately purchased Marietta. At that time, a special committee of the board of directors of Marietta received a fairness opinion rendered by Goldman Sachs & Co., one of the preeminent investment banks in the world, that the price per share that BFMA paid to the then shareholders of Marietta was fair, from a financial point of view.

         As for Guest Supply, BFMA began its negotiations with management on a friendly basis in early May 2000. By November 2000, negotiations had broken off and management's projections turned out to be overly optimistic. The company had reported its June and September quarterly results at levels well below what management was indicating only a few months earlier. In addition, during the six month period, there was a substantial deterioration in public market and private valuation multiples and in the overall financial markets. Despite these negative trends, BFMA remained steadfast in its desire to purchase Guest Supply and in November 2000 made a formal offer, albeit at a lower price than its earlier offer. In January 2001, Sysco Systems, Inc., a public company in the distribution business with a market capitalization of $20 billion, topped BFMA's offer by agreeing to pay a premium of approximately 55% above the share price the day prior to BFMA's first public offer and approximately 24% over BFMA's offer price. It is worth noting that the shareholders of Guest Supply were substantially better off as a result of BFMA's efforts to acquire that company.

         So, what is Mr. Baldwin's concern? By making the analogy to the Marietta situation, is he implying that Morton's financial performance is going to deteriorate? Or is he afraid of another buyer offering a substantially higher premium for Morton's shares, as happened in the Guest Supply situation? Which is it?


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                  DON'T FORGET THE REAL ISSUES IN THIS ELECTION

o Morton's shares have underperformed the overall market - in fact, over the last eight years, you would have done better depositing your money in a savings account. Allen Bernstein and his board are responsible for the low value and illiquid nature of the shares and for the shares trading at very low multiples.

o There is substantial value in Morton's that Allen Bernstein and his board have failed to deliver to you - primarily due to poor business and financial judgment, excessive overhead spending and dilution to value through excessive option grants to themselves. Allen Bernstein's track record in the restaurant business and specifically at Morton's has included a string of failures.

o Allen Bernstein and Tom Baldwin have enriched and entrenched themselves at your expense through high salaries, bonuses and cheap options and through a poison pill, a staggered board and lucrative employment and change of control agreements. They have actively resisted other expressions of interest in acquiring Morton's.

o BFMA has made a fully financed offer to purchase ALL of the Morton's shares for $28.25 per share in cash -- a premium of 36% above the weighted average closing price of the shares for the 20 trading days prior to May 1, 2001, the day BFMA announced its offer, and higher than Morton's shares have ever traded.

                               THE CHOICE IS YOURS

         In the next two days, you have a simple but important choice to make: you can support the status quo and suffer with a low multiple, low value and illiquid stock OR you can vote for the BFMA nominees, telling Morton's management and board that you are tired of their delay and you want them to explore a sale of the company - NOW.

         The BFMA nominees are committed to affording the Morton's shareholders, the TRUE owners of the company, the opportunity to consider BFMA's offer as well as any other potential transactions that would provide a greater value to Morton's shareholders. BFMA has offered to purchase all of the shares of Morton's for $28.25 per share in cash and will consider offering a higher price if Morton's management and board are able to demonstrate value not apparent in the publicly available information.

         A VOTE FOR THE BFMA NOMINEES IS A VOTE FOR SHAREHOLDER VALUE. IF YOU BELIEVE THAT MORTON'S SHOULD EXPLORE A SALE TO THE HIGHEST BIDDER TO MAXIMIZE VALUE, YOU MUST ACT TODAY! THE ANNUAL MEETING IS ONLY TWO DAYS AWAY! YOUR VOTE AND PROMPT ACTION ARE IMPORTANT. WE URGE YOU TO GRANT YOUR PROXY FOR THE BFMA NOMINEES BY SIGNING, DATING AND RETURNING THE ENCLOSED BLUE PROXY CARD TODAY.

                                             Sincerely,

                                             /s/ Barry Florescue

                                             Barry Florescue
                                             President and Chairman of the Board
                                               of BFMA Holding Corporation

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                         ********** IMPORTANT **********


     Please vote the BLUE card TODAY FOR the BFMA nominees. We urge you not to sign any proxy card sent to you by Morton's, even to vote against the incumbent Board of Directors. Remember, each properly executed proxy you submit revokes all prior proxies. Even if you have already submitted a proxy sent to you by Morton's, you should sign and return the BFMA BLUE Proxy.

     If any of your shares hare held in the name of a bank or broker or other nominee, please contact the person responsible for your account and direct him/her to vote on the BLUE PROXY CARD FOR the BFMA nominees.

     If you have any questions or need assistance in voting your shares, please feel free to call INNISFREE M&A INCORPORATED collect at 212-750-8253.

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                              SECURITIES LAW LEGEND

         A PROXY STATEMENT DATED APRIL 26, 2001, AS AMENDED MAY 4, 2001, DESCRIBING BFMA'S SOLICITATION OF PROXIES TO ELECT CLASS 3 DIRECTORS WAS PREPARED AND MAILED TO ALL SHAREHOLDERS. YOU SHOULD READ THE PROXY STATEMENT AND THE AMENDMENT TO OBTAIN INFORMATION ABOUT BFMA HOLDING CORPORATION, ITS OFFICERS AND DIRECTORS, INCLUDING RICHARD A. BLOOM, LOGAN D. DELANY, JR., AND CHARLES W. MIERSCH. A COPY OF THE PROXY STATEMENT, THE AMENDMENT AND OTHER RELATED DOCUMENTS PREPARED BY OR ON BEHALF OF BFMA AND FILED WITH THE SEC ARE AVAILABLE FOR FREE, EITHER AT THE WEB SITE OF THE SEC (http://www.sec.gov) OR FROM BFMA BY WRITING TO: BFMA HOLDING CORPORATION, 50 EAST SAMPLE ROAD, POMPANO BEACH, FL 33064, ATTENTION: SECRETARY.